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                                                                EXHIBIT 99.8(v)

                 RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement entered into as of April 16, 2007, by and between MFS Fund Distributors, Inc. ("MFD") and Minnesota Life Insurance Company
("Intermediary") with an effective date of October 16, 2007.

   WHEREAS, MFD is the principal underwriter for the MFS funds;

   WHEREAS, Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2") effectively requires MFD or each MFS fund to enter into a shareholder information agreement with each "financial intermediary", as that term is defined in Rule 22c-2; and

   WHEREAS, Minnesota Life has established one or more separate accounts ("Account" or "Accounts"), which may also be composed of several Sub-Accounts, through which Minnesota Life offers certain group and individual variable life or annuity contracts ("Contract" or "Contracts") that make available as investment options one or more of such Sub-Accounts which, in turn, invest in shares of one or more of the MFS Funds ("Funds"); and

   WHEREAS, in accordance with the terms of a Contract, the owner of the Contract may allocate and reallocate Contract values among Sub-Accounts and Funds from time to time; and

   WHEREAS, Minnesota Life and its Accounts have been identified by MFD as a "financial intermediary"; and

   WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, MFD and Intermediary hereby agree as follows:

A. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall be required to provide information relating only to Shareholder-Initiated Transfer Purchases or Shareholder- Initiated Transfer Redemptions.

    (1) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

    (2) Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with

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    policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     (3) Form and Timing of Response.

     (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section A. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii).

     (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary.

     (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format, provided, however, that the provisions of this paragraph shall not require Intermediary to participate in the NSCC Standardized Data Reporting System.

     (4) Limitations on Use of Information. The Fund agrees to use the information provided solely for the purposes of facilitating the Fund's compliance with Rule 22c-2 and not for marketing or any other purpose without the Intermediary's prior written consent.

B. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by us at the following address, or such other address that Intermediary may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

    Minnesota Life Insurance Company
    400 Robert Street North
    St. Paul, Minnesota 55101-2098
    Attention: Christina Moore
    Phone: 651-665-4715
    E-mail: christina.moore@securian.com

    (1) Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s)

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    is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, the Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

    (2) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Intermediary.

    (3) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

    (4) Construction of the Agreement; Fund Participation Agreements. The parties may have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

    (5) Mutual Cooperation. The Fund and Intermediary agree to cooperate with one another in the development of abusive trading policies that take into consideration the legality of enforcing these limits with respect to certain Shareholders whose existing Contracts impose no or inconsistent trading limits.

    (6) Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreement.

C.  Definitions. For purposes of this paragraph:

    (1) The term "Fund" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in Rule 22c-2(b).

    (2) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Intermediary.

    (3) The term "Shareholder" means Holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

    (4) The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result

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    of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

    (5) The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

    (6) The term "written" includes electronic writings and facsimile transmissions."

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MFS FUND DISTRIBUTORS, INC.

By:    -------------------------
Name:  James A. Jessee
Title: President
Date:
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MINNESOTA LIFE INSURANCE COMPANY

By:    -------------------------
Name:  Bruce P. Shay
Title: Senior Vice President
Date:  April 3, 2007

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